Exhibit 10.2
MASTERCARD INTERNATIONAL INCORPORATED
SENIOR EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN
     MasterCard International Incorporated (the “Company”) has adopted the MasterCard International Incorporated Senior Executive Annual Incentive Compensation Plan (the “Plan”) to reward senior executives for successfully achieving performance goals that are in direct support of corporate and business unit/regional goals.
ARTICLE I
DEFINITIONS
     Section 1.1 “Board” shall mean the Global Board of Directors of the Company.
     Section 1.2 “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to the regulations promulgated under such section.
     Section 1.3 “Committee” shall mean the Compensation Committee of the Global Board of Directors of the Company, or such other committee or subcommittee designated by the Board to administer the Plan.
     Section 1.4 “Disability” shall mean total and permanent disability in accordance with the Company’s long-term disability plan, as determined by the Committee.
     Section 1.5 “Executive Officer” shall mean a person who is a member of the Company’s Policy Committee, or its equivalent.
     Section 1.6 “Participant” shall mean, with respect to any Performance Period, any Executive Officer selected by the Committee to participate in the Plan with respect to that Performance Period.
     Section 1.7 “Performance Period” shall mean a period of no less than 90 days for which incentive compensation shall be paid hereunder, as established by the Committee.
ARTICLE II
BONUS AWARDS
     Section 2.1 Performance Targets.
     (a) The Committee (or subcommittee described in Section 5.1(a) below), will establish performance targets for each Performance Period. The performance targets for a Performance Period shall be based upon one or more of the following objective business criteria: (i) revenue; (ii) earnings (including earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, and earnings before or after taxes); (iii) operating income; (iv) net income; (v) profit margins; (vi) earnings per share; (vii) return on assets; (viii) return on equity; (ix) return on invested capital; (x) economic value-added; (xi) stock price; (xii) gross dollar volume; (xiii) total shareholder return; (xiv) market share; (xv) book value; (xvi) expense management; and (xvii) cash flow. The foregoing criteria may relate to the Company, one or more of its affiliated employers or subsidiaries or one or more of its divisions, regions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, the performance targets must be calculated without regard to extraordinary, unusual and/or non-recurring items that decrease earnings or other performance targets, and with regard to such extraordinary, unusual, and/or non-recurring items that increase earnings or other performance targets.
    (b) The performance targets shall be established by the Committee (or subcommittee) for a Performance Period (i) while the outcome for that Performance Period is substantially uncertain and (ii) no more than 90 days or, if less, the number of days which is equal to 25 percent of the relevant Performance Period, after the commencement of the Performance Period to which the performance target relates, or as otherwise permitted pursuant to Section 162(m) of the Code (or any successor section thereto).
     Section 2.2 Bonus Awards.
     (a) The maximum bonus award payable to any Participant with respect to any calendar year of the Company shall not exceed $6,000,000.
(b) Prior to the payment of a bonus award to any Participant, the Committee (or subcommittee described in Section 5.1(a) below) shall certify in writing the level of performance attained for the Performance Period to which such bonus award relates. The Committee shall have no discretion to increase the amount of a Participant’s maximum bonus award that would otherwise be payable to the Participant upon the achievement of specified levels of the performance target established by the Committee, however, the Committee may exercise negative discretion to make an award to any Participant for any Performance Period in an amount that is less than such maximum bonus award.
ARTICLE III
PAYMENT OF BONUS AWARD
     Section 3.1 Form of Payment. Each Participant’s bonus award shall be paid in cash.
     Section 3.2 Timing of Payment. Unless otherwise elected by the Participant pursuant to Section 3.3 below, each bonus award shall be paid no later than 2 1/2 months after the end of the Performance Period.
     Section 3.3 Deferral of Payment. Payments of bonus awards under the Plan are eligible for deferral as allowed under the MasterCard International Incorporated Deferral Plan.
ARTICLE IV
TRANSFERS, TERMINATIONS AND NEW EXECUTIVE OFFICERS
     Section 4.1 Terminations. A Participant who, whether voluntarily or involuntarily, is terminated, demoted, transferred or otherwise ceases to be an Executive Officer (otherwise than by death, disability, termination by the Company without cause, or termination by the Participant with good reason) at any time prior to the date a bonus award is paid in respect of a Performance Period shall not be eligible to receive any bonus award with respect to such Performance Period. In the event of a Participant’s death during a Performance Period or prior to the date a bonus award is paid in respect of a Performance Period, the Participant shall receive the target award payable for the Performance Period of the Participant’s death. In the event of a Participant’s termination by reason of disability, termination by the Company without cause, or termination by the Participant with good reason during the Performance Period or prior to the date a bonus award is paid in respect of a Performance Period, the Participant shall receive a partial target award, prorated based on the portion of the Performance Period that elapsed prior to such termination of employment.
ARTICLE V
ADMINISTRATION

     Section 5.1 Administration.
     (a) The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; it is expected that, in the event the Committee is not comprised solely of “outside directors” within the meaning of Section 162(m) of the Code, a subcommittee comprised solely of at least two individuals who qualify as “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto) shall establish and administer the performance goals and certify that the performance goals have been attained; provided, however, that the failure of the subcommittee to be so constituted shall not impair the validity of any bonus award granted by such subcommittee.
     (b) It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Committee’s decisions or actions in respect thereof shall be conclusive and binding upon any and all Participants and their beneficiaries, successors and assigns, and all other persons.
ARTICLE VI
OTHER PROVISIONS
     Section 6.1 Term. This Plan shall be effective as of January 1, 2005, with respect to bonus awards granted on or after January 1, 2005.
     Section 6.2 Amendment, Suspension or Termination of the Plan. This Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee; provided, however, that any such amendment or modification shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code.
     Section 6.3 Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders at the annual meeting of stockholders to be held in May 2005. In the event that the Plan is not so approved, no bonus award shall be payable under the Plan, and the Plan shall terminate and shall be null and void in its entirety.
     Section 6.4 Bonus Awards and Other Plans. Nothing contained in the Plan shall prohibit the Company from granting awards or authorizing other compensation to any Executive Officer under any other plan or authority or limit the authority of the Company to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to the Executive Officers.
     Section 6.5 Miscellaneous.
     (a) The Company shall deduct all federal, state and local taxes required by law to be withheld from any bonus award paid to a Participant hereunder.
     (b) In no event shall the Company be obligated to pay to any Participant a bonus award for a Performance Period by reason of the Company’s payment of a bonus award to such Participant in any other Performance Period.
     (c) The rights of Participants under the Plan shall be unfunded and unsecured. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside, except as provided in the MasterCard International Incorporated Deferral Plan, in the event of a deferral thereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any bonus award under the Plan.

     (d) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment or other service of the Company, or shall affect the right of the Company to terminate the employment or other service of any person at any time with or without cause.
     (e) No rights of any Participant to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.
     (f) Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.
     (g) The validity, construction, interpretation and administration of the Plan and any bonus awards under the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest herein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of New York (determined without regard to its conflict of laws provisions).

4